Exhibit 5.2

CONSENT OF McCARTHY TÉTRAULT LLP

Re: Registration Statement on Form F-10 of IMV Inc.

We hereby consent to the references to us on the front cover page of, and under the headings “Documents Filed as Part of the U.S. Registration Statement” and “Legal Matters” in, the short form base shelf prospectus dated July 11, 2022, forming a part of the registration statement on Form F-10 dated July 11, 2022 of IMV Inc., as such may thereafter be amended or supplemented, filed with the United States Securities and Exchange Commission. In giving this consent, we do not acknowledge that we come within the category of persons whose consent is required by the United States Securities Act of 1933, as amended, or the rules and regulations thereunder.

/s/ McCarthy Tétrault LLP

Québec City, Québec

July 11, 2022